EXHIBIT 12

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                        BOISE CASCADE CORPORATION AND SUBSIDIARIES
                            Ratio of Earnings to Fixed Charges


                                                   Year Ended December 31
                                 ________________________________________________________
                                    1993       1994        1995        1996        1997
                                 ________    ________    ________    ________    ________
                                          (dollar amounts expressed in thousands)
Interest costs                  $ 172,170   $ 169,170   $ 154,469   $ 146,234   $ 153,691
Interest capitalized
  during the period                 2,036       1,630       3,549      17,778      10,575
Interest factor related to
  noncapitalized leases(1)          7,485       9,161       8,600      12,982      11,931
                                _________   _________   _________   _________   _________
  Total fixed charges           $ 181,691   $ 179,961   $ 166,618   $ 176,994   $ 176,197

Income (loss) before
  income taxes and
  minority interest             $(125,590)  $ (64,750)  $ 589,410   $  31,340    $(28,930)
Undistributed (earnings)
  losses of less than 50%
  owned persons, net of
  distributions received             (922)     (1,110)    (36,861)     (1,290)      5,180
Total fixed charges               181,691     179,961     166,618     176,994     176,197
Less: Interest capitalized         (2,036)     (1,630)     (3,549)    (17,778)    (10,575)
      Guarantee of interest
        on ESOP debt              (22,208)    (20,717)    (19,339)    (17,874)    (16,341)
                                _________   _________   _________   _________   _________
Total earnings (losses)
  before fixed charges          $  30,935   $  91,754   $ 696,279   $ 171,392   $ 125,531

  Ratio of earnings to
    fixed charges(2)                 -           -           4.18        -           -


(1)  Interest expense for operating leases with terms of one year or longer is based on an imputed interest rate for each lease.

(2)  Earnings before fixed charges were inadequate to cover total fixed charges by $150,756,000,
$88,207,000, $5,602,000, and $50,666,000 for the years ended December 31, 1993, 1994, 1996, and
1997.
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